Exhibit 7


                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                SILVERSTEIN FAMILY LIMITED PARTNERSHIP 2002, LTD.
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                                TABLE OF CONTENTS

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STATEMENT OF AGREEMENT .....................................................  1

ARTICLE 1
       FORMATION, NAME OF PARTNERSHIP, PURPOSE OF THE LIMITED
       PARTNERSHIP AND REGISTERED AGENT FOR SERVICE OF PROCESS .............  1
       1.1   Formation and Name of the Partnership .........................  1
       1.2   Purpose of the Limited Partnership ............................  1
       1.3   Purpose of Partnership Restrictions ...........................  2
       1.4   Registered Agent for Service of Process .......................  2
       1.5   Ratification of Prior Acts ....................................  2

ARTICLE 2
       PRINCIPAL OFFICE ....................................................  3

ARTICLE 3
       TERM OF LIMITED PARTNERSHIP .........................................  3

ARTICLE 4
       DESIGNATION OF PARTNERS .............................................  3

ARTICLE 5
       DEFINITIONS .........................................................  3

ARTICLE 6
       PERCENTAGE INTEREST IN THE PARTNERSHIP ..............................  5

ARTICLE 7
       CAPITAL .............................................................  5
       7.1   Capital Contributions .........................................  5
       7.2   Additional Capital Contributions ..............................  5
       7.3   Capital Accounts ..............................................  6
       7.4   Interest on and Return of Capital .............................  6
       7.5   Loans to the Partnership ......................................  6
       7.6   Allocation with Respect to Property ...........................  7
       7.7   Receipt of Life Insurance Proceeds ............................  7

ARTICLE 8
       ALLOCATION OF PROFITS, LOSSES AND TAX ITEMS .........................  7

ARTICLE 9
       DISTRIBUTIONS TO PARTNERS ...........................................  7
       9.1   Distributions of Cash .........................................  7
       9.2   Distributions in Kind .........................................  7
       9.3   No Entitlement to Distributions ...............................  8
       9.4   Interest of General Partner ...................................  8
       9.5   Allocation after Assignments ..................................  8
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ARTICLE 10
       LIMITED LIABILITY OF LIMITED PARTNERS ...............................  8
       10.1  Partnership Losses and Debts ..................................  8
       10.2  Negative Capital Accounts .....................................  8

ARTICLE 11
       MANAGEMENT OF PARTNERSHIP ...........................................  8
       11.1  Powers and Duties of the General Partners .....................  8
       11.2  Limitations on Authority of General Partners ..................  9
       11.3  Compensation for Services ..................................... 10
       11.4  Limited Partners .............................................. 10
       11.5  Liability of the General Partners ............................. 10
       11.6  Indemnity ..................................................... 10
       11.7  Independent Investments ....................................... 10
       11.8  Action by Partners ............................................ 10
       11.9  Action by Partners Without a Meeting .......................... 11
       11.10 Participation at Meetings by Means of
             Communications Equipment ...................................... 11

ARTICLE 12
       POWER OF ATTORNEY ................................................... 11
       12.1  Grant of Power ................................................ 11
       12.2  Survival of Power of Attorney; Assignees ...................... 11
       12.3  Generally ..................................................... 12

ARTICLE 13
       BANKING ............................................................. 12

ARTICLE 14
       ACCOUNTING .......................................................... 12
       14.1  Fiscal Year ................................................... 12
       14.2  Method of Accounting .......................................... 12
       14.3  Financial and Operating Statements and Tax Returns ............ 12
       14.4  Location of and Access to Partnership Records ................. 13
       14.5  Tax Elections ................................................. 13
       14.6  Tax Matters Partner ........................................... 13

ARTICLE 15
       ADMISSION OF ADDITIONAL LIMITED PARTNERS ............................ 13
       15.1  Admission by Consent of Partners .............................. 13
       15.2  Capital Contributions and Fair Market Value ................... 13
       15.3  Limitations ................................................... 14
       15.4  Admissions in Violation of this Article ....................... 14

ARTICLE 16
       TRANSFER OF PARTNERSHIP INTERESTS AND ADMISSION
       OF SUBSTITUTE LIMITED PARTNERS ...................................... 14
       16.1  Transfer of Partnership Interest .............................. 14
       16.2  Transfers of Partnership Interests to Certain Transferees ..... 14
       16.3  Transfers from Custodianships ................................. 14
       16.4  Transfer of Interest by General Partners ...................... 14
       16.5  Admission of Substitute Limited Partners ...................... 15
       16.6  Rights of a Transferee ........................................ 15


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      16.7   Designation of Successor in Interest .......................... 15
      16.8   Effect of Transfers and Admissions in Violation of
             this Article .................................................. 15

ARTICLE 17
       TRANSFER OF GENERAL PARTNERSHIP INTEREST
       AND ADMISSION OF SUBSTITUTE GENERAL PARTNER ......................... 16
       17.1  Transfer of a General Partner's Interest ...................... 16
       17.2  Admission of a General Partner ................................ 16
       17.3  Effect of Transfers and Admissions in Violation of
             this Article .................................................. 16

ARTICLE 18
       WITHDRAWALS ......................................................... 16

ARTICLE 19
       CONVERSION OR PURCHASE OF CERTAIN PARTNER'S INTERESTS ............... 17
       19.1  Conversion of General Partner's Interest ...................... 17
       19.2  Purchase of Defaulting Partner's Interest ..................... 17
       19.3  Succession of Personal Representative ......................... 18
       19.4  Option to Purchase Disabled Limited Partner's Interest ........ 19
       19.5  Withdrawal Event .............................................. 19

ART1CLE 20
       DISSOLUTION, LIQUIDATION AND TERMINATION OF PARTNERSHIP ............. 19
       20.1  Dissolving Events ............................................. 19
       20.2  Method of Liquidation ......................................... 20
       20.3  Reasonable Time for Liquidation ............................... 20
       20.4  Date of Dissolution ........................................... 20
       20.5  Cancellation of Certificate ................................... 20

ARTICLE 21
       AMENDMENT OF PARTNERSHIP AGREEMENT .................................. 21
       21.1  Amendments Requiring Consent .................................. 21
       21.2  Amendments Not Requiring Consent .............................. 21
       21.3  Prohibited Amendments ......................................... 21

ARTICLE 22
       GENERAL PROVISIONS .................................................. 21
       22.1  Entire Agreement .............................................. 21
       22.2  Waiver of Right of Partition .................................. 21
       22.3  Notices ....................................................... 21
       22.4  Attorneys' Fees ............................................... 22
       22.5  Modifications ................................................. 22
       22.6  Binding Effect ................................................ 22
       22.7  Counterparts .................................................. 22
       22.8  Governing Law ................................................. 22
       22.9  Gender ........................................................ 22
       22.10 Separability of Provisions .................................... 22
       22.11 Arbitration ................................................... 22
       22.12 Cumulative Remedies ........................................... 23
       22.13 Successor as General Partner .................................. 23
       22.14 Construction .................................................. 23
       22.15 Further Assurances ............................................ 23


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       22.16 Headings ...................................................... 23


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                SILVERSTEIN FAMILY LIMITED PARTNERSHIP 2002, LTD.
                              PARTNERSHIP AGREEMENT

      THIS SILVERSTEIN FAMILY LIMITED PARTNERSHIP 2002, LTD. PARTNERSHIP AGREEMENT ("Agreement") made as of May 17, 2002, by and among each person who executes the signature page of this Agreement as a General Partner and each person who executes the signature page of this Agreement as a Limited Partner.

                             STATEMENT OF AGREEMENT

      The General Partner and the Limited Partner do hereby form a limited partnership, pursuant to and in accordance with the provisions of the Florida Revised Uniform Limited Partnership Act, F.S. 620.101 - 620.205. Upon filing of the Certificate with the State of Florida, the General Partner shall file a Statement of Qualification with the State of Florida to cause this Partnership to become a registered limited liability limited partnership pursuant to Sections 620.8306, 620.9001, 620.9002 and 620.9003, of the Florida Revised
Uniform Partnership Act of 1995, as amended ("FRUPA"). For their mutual conveniences and protection and in consideration of the mutual covenants and benefits herein contained, the Partners do hereby agree as follows:

                                    ARTICLE 1
             FORMATION, NAME OF PARTNERSHIP, PURPOSE OF THE LIMITED PARTNERSHIP AND REGISTERED AGENT FOR SERVICE OF PROCESS

      1.1 Formation and Name of the Partnership. The General Partner and the Limited Partner hereby form and establish the Partnership pursuant to the Act. The General Partner shall file with the Department of State for the State of Florida a certificate of limited partnership as required by the Act and all such other certificates and documents as may be necessary or desirable to comply with the requirements for the formation and operation of a limited partnership under the Act and the laws of the State of Florida or in any other jurisdiction when and where applicable. Unless otherwise expressly provided in this Agreement, the rights and liabilities of the parties shall be as provided in the Act. To the extent the provisions of this Agreement conflict with any provisions of the Act, the provisions of this Agreement shall control, to the extent required thereby, and the conflicting provisions of the Act shall be deemed waived to the maximum extent permitted by the Act. The business of the Partnership may, however, be conducted under any other name selected by the General Partner and otherwise permissible to use under applicable law with notice to the other Partners. The Partners shall file a Statement of Qualification as soon as possible following the execution of this Agreement, in accordance with the provisions of the FRUPA.

      1.2 Purpose of the Limited Partnership. This Partnership is organized to accomplish the following purposes: (a) to provide consolidated management of the Property held by the Partnership; (b) to manage and/or develop real estate, tangible and intangible personal property, or both, stock, bonds and other securities, either public or private, owned or acquired by the Partnership; (c) to provide an orderly buy-sell arrangement among the Partners in order to keep Partnership Property in the family and to provide continuity of family ownership through transfer restrictions; (d) to promote family harmony by insuring that any disputes will be resolved privately by arbitration rather than publicly through the courts in order to avoid the expense and problems of litigation; (e) to assist in preventing family assets from going through probate upon the death of any family member; or alternatively, to simplify any probate proceeding which may be required; (f) to
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establish and maintain an order of succession and control of family assets; (g)
to consolidate fractional interests in family-held assets; (h) to increase family wealth; (i) to establish a method by which annual gifts can be made without fractionalizing family assets; (j) to restrict the right of non-family members to acquire interests in family assets; (k) to prevent the transfer of a family member's interest in the Partnership as a result of a failed marriage;
(l) to provide protection to family assets from claims of future creditors of Partners; (m) to provide flexibility in business planning not available through trusts, corporations or other business entities; (n) to promote knowledge of and communication about family assets, control of assets and business among family members; and (o) to educate family members with respect to investment strategy.

      In order to accomplish its purposes, the Partnership may conduct any lawful business and investment activity permitted under the laws of the State of Florida and in any other jurisdiction in which it may have a business or investment interest. The Partnership may own, acquire, manage, develop, operate, sell, exchange, finance, refinance and otherwise deal with real estate, personal property and any type of business as the General Partner may from time to time deem to be in the best interest of the Partnership. The Partnership may engage in any other activities which are related or incidental to the foregoing purposes.

      The Partners acknowledge that the assets of the Partnership (i) are vital to the success of the Partnership; (ii) are necessary for the Partnership to produce income and profit for the benefit of all Partners; and (iii) may not be used to satisfy, the individual debts of any Partner as provided under the Act.

      1.3 Purpose of Partnership Restrictions. This Partnership is formed by those who know and trust one another, and who in forming this Limited Partnership will have surrendered certain management rights. One or more of the Partners may also have assumed management responsibility and risk based upon their relationship and trust.

      Capital is material to the business and investment objectives of the Partnership and its federal tax status. An unauthorized transfer of a Partner's Interest could create a substantial hardship to the Partnership, jeopardize its capital base and adversely affect its tax structure.

      There are, therefore, certain restrictions, as expressed in this Agreement, which attach to and affect both ownership of Partnership Interests and the restriction is not intended as a penalty, but as a method to protect and preserve existing relationship based upon trust and to protect the Partnership's capital and its financial ability to continue to operate.

      1.4 Registered Agent for Service of Process. The name and address of the registered agent for service of process on the Partnership is Bruce P. Chapnick, Esq., Icard, Merrill, Cullis, Timm, Furen & Ginsburg, P.A., 2033 Main Street, Suite 600, Sarasota, FL 34237.

      1.5 Ratification of Prior Acts. Each Partner hereby ratifies and accepts all prior acts by the other Partners in connection with the formation and activities of the Partnership except such acts as may constitute fraud or misrepresentation not now known by the non-defrauding Partner.


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                                    ARTICLE 2
                                PRINCIPAL OFFICE

      The principal office of the Partnership shall be 5111 Ocean Boulevard, Suite C, Sarasota, FL 34242. The Partnership may change the location of the principal office or have additional offices as the General Partner deems advisable. At this office will be located the Partnership records required to be kept by ss. 620.106, Florida Statutes.

                                    ARTICLE 3
                           TERM OF LIMITED PARTNERSHIP

      The term of the Partnership shall commence on the date of this Agreement and shall continue in existence until December 31, 2035, until dissolved and terminated upon the happening of any of the events specified in Article 20 hereof.

                                    ARTICLE 4
                             DESIGNATION OF PARTNERS

      The names, places of residence, the percentage of ownership and share of the profits or other compensation by way of income which each Partner shall receive, are set forth in Exhibit "A" attached hereto and made a part hereof.

                                    ARTICLE 5
                                   DEFINITIONS

      For purposes of this Agreement, each of the following terms shall have the meaning hereinafter provided, unless the context requires otherwise:

      "Act" means the Florida Revised Uniform Limited Partnership Act (1986), as amended.

      "Additional Partner" means a Partner admitted to the Partnership after the execution of the Agreement who is not a Substitute Partner.

      "Agreement" means this Limited Partnership Agreement of Silverstein Family Limited Partnership 2002, Ltd.

      "Capital Account" means, with respect to any Partner, as of any given date, the Capital Account as defined by Section 7.3 below.

      The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations ss. 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Partners shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed Property or which are assumed by the Partnership or Partners) are computed in order to comply with such Treasury Regulations, the Partners may make such modification, provided that it is not likely to have a material affect on the amounts distributable to any Partner pursuant to Article 20 hereof upon the dissolution of the Partnership. The Partners also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations ss. 1.704-1(b). Each Partner's Capital


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Account shall be determined and maintained in accordance with the rules of
Treasury Regulations ss. 1.704-1 (b)(2)(iv).

      "Certificate" means that Certificate of Limited Partnership of the Partnership filed with the Florida Department of State, or any other applicable state agency.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding laws).

      "Defaulting Event" means (a) a general assignment by the Partnership or by any of the Partners for the benefit of creditors; (b) the appointment of a receiver, trustee or custodian for all or any substantial part of the property and assets of the Partnership or of any of the Partners; (c) the entry of an order for relief under Title 11 of the United States Code, as amended from time to time, against the Partnership or against any of the Partners, or any other judgment or decree entered against the Partnership or against any of the Partners by any court of competent jurisdiction [which order, judgment or decree continues unstayed and in effect for a period of sixty (60) consecutive days] in any involuntary proceeding against the Partnership or against any of the Partners under present or future federal bankruptcy laws or under any other applicable bankruptcy, insolvency or other laws respecting debtor's rights; or
(d) the commencement by the Partnership or by any of the Partners of any voluntary proceeding under present or future federal bankruptcy laws or under any other applicable bankruptcy, insolvency or other laws respecting debtor's rights.

      "Disabling Event" means (a) the death of any Partner who is a natural person, (b) a determination by a court of competent jurisdiction that any Partner who is a natural person is legally incompetent, or (c) the dissolution or termination of any Partner who is a firm, corporation, trust or other entity.

      "General Partner" means the Person who executes the signature pages of the Agreement as a General Partner or has become a General Partner pursuant to the terms of this Agreement and has not ceased to be a General Partner.

      "Interest" or "Partnership Interest" means the percentage interest of a Partner in the Partnership at any particular time during the term of the Partnership as set forth in Exhibit A, as amended.

      "Legally Separated" means that spouses shall have entered into a written separation agreement.

      "Limited Partner" means any Partner in the Partnership other than a General Partner who executed the signature pages of this Agreement as a Limited Partner or has become a Limited Partner, provided that a person may be both a General Partner and a Limited Partner.

      "Partner" means a partner, whether a General Partner or a Limited Partner, and "Partners" means all the General and Limited Partners of the Partnership.

      "Partnership" means Silverstein Family Limited Partnership 2002, Ltd., a Florida limited partnership, formed by this Agreement.


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      "Person" means any individual, partnership, (general or limited), corporation, joint venture, limited liability company, association, estate, trust or other entity.

      "Property" means all real and personal property acquired by the Partnership, and any improvements thereto, and shall include both tangible and intangible property.

      "Related Party" means any direct lineal descendent of a Partner or the Spouse of such descendent.

      "Spouse" means a person who: (a) is legally married to and not legally separated from the other if the other is living; or (b) was married to and not legally separated from the other at the time of the other's death.

      "Substitute Partner" means a Partner admitted to the Partnership after the execution of the Agreement by means of the transfer to such Partner of all or any of the Partnership Interest of a Partner who is a prior signatory to the Agreement.

      "Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

      "Withdrawing Partner" means a Partner who has elected to withdraw from the Partnership pursuant to the provisions of Article 18 of this Agreement.

                                    ARTICLE 6
                     PERCENTAGE INTEREST IN THE PARTNERSHIP

      Each Partner's Percentage Interest shall be determined by dividing the Capital Account of each Partner by the aggregate then existing Capital Accounts. All references to the words "in interest" in phrases such as "majority in interest" of the Partners or Limited Partners shall refer to the then Percentage Interests held by the Partners, Limited Partners or other designated group.

                                    ARTICLE 7
                                     CAPITAL

      7.1 Capital Contributions. The Partners shall contribute as their initial capital contributions to the Partnership all of their right, title and interest in and to the property described in Exhibit B attached hereto and made a part hereof. The Property described in Exhibit B has the fair market value (net of liabilities assumed or taken subject to by the Partnership to which such Property is subject) listed opposite such Property and that each Partner's Capital Account shall be credited with an initial capital contribution equal to the fair market value listed opposite the Partner's name in Exhibit B.

      7.2 Additional Capital Contributions. No Partner shall be obligated or required to make any additional capital contributions to the Partnership. The General Partners, however, may make additional capital contributions to the Partnership with the written consent of a majority in interest of the Partners. In any other event, the Partners may make additional contributions to the Partnership only if such additional capital contributions are made pro rata by all the Partners or all the Partners consent in writing to any non-pro rata contribution; The fair market value of any property other than cash or widely-traded securities to be contributed as an additional capital contribution shall be (a) agreed upon


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by the contributing Partner and a majority in interest of the Partners before contribution, or (b) determined by a disinterested appraiser selected by the General Partners. The Partners shall make additional capital contributions as provided in Exhibit B.

      7.3 Capital Accounts. A separate "capital account" shall be maintained for each Partner in the manner provided in Treasury Regulations ss. 1.704-1(b)2(iv). For purposes of this paragraph, a Partner who has more than one Interest in the Partnership shall have a single Capital Account that reflects all such Interests, regardless of the class of Interest owned by the Partner (e.g., General Partner or Limited Partner) and regardless of the time or manner in which such Interest was acquired. Separate Capital Accounts shall be maintained for each Partner in accordance with the following provisions:

            a. To each Partner's Capital Account there shall be credited the fair market value of such Partner's initial capital contribution and any additional capital contributions, such Partner's distributive share of profits and the amount of any Partnership liabilities that are assumed by such Partner.

            b. To each Partner's Capital Account there shall be debited the amount of cash and the fair market value of any Property distributed to such Partner pursuant to any provision of this Agreement, such Partner's distributive share of losses and the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

            c. In the event any Interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

            d. The Capital Account shall also include a pro rata share of the fair market value of any Property contributed by a Person who is not a Partner, such value to be the same value reported for federal gift tax purposes if a gift tax return is filed, and if not, the value in the case of real property shall be determined by an independent M.A.I. appraiser actively engaged in appraisal work in the area where such Property is located and selected by the General Partners, and otherwise by the certified public accountant or accountants then serving the Partnership.

            e. If any Partner makes a non-pro rata capital contribution to the Partnership or the Partnership makes a non-pro rata distribution to any Partner, the Capital Account of each Partner shall be adjusted to reflect the then fair market value of the assets held by the Partnership immediately before the capital contribution or distribution.

      7.4 Interest on and Return of Capital. No Partner shall be entitled to any interest on such Partner's Capital Account or on such Partner's contributions to the capital of the Partnership, and, except as otherwise provided in Articles 18, 19 and 20 hereof, no Partner shall have the right to demand or to receive the return of all or any part of such Partner's Capital Account or of such Partner's contributions to the capital of the Partnership.

      7.5 Loans to the Partnership. In the event the Partnership has insufficient funds to meet its obligations as they come due and to carry out its routine, day-to-day affairs, then, in lieu of obtaining required funds from third parties or selling its assets in order to provide required funds, the Partnership may, but shall not be required to, borrow necessary funds from one or more of the Partners as designated by the General Partners; provided that the terms of such borrowing shall be commercially reasonable and the Partnership


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shall not pledge its assets to secure such borrowing. In the event the General
Partners are required to pay a Partnership debt or obligation, such payment shall be treated as a loan by the General Partners to the Partnership, which loan shall be payable on demand of the General Partners and shall bear interest at a commercially reasonable rate. No part of any loan made by a Partner to the Partnership shall be considered a contribution to the Partner's Capital Account, nor shall any loan made to a Partner by the Partnership be considered a distribution from or decrease in that Partner's Capital Account.

      7.6 Allocation with Respect to Property. If, on the formation of the Partnership or if at any time during the term of the Partnership, any Partner contributes to the Partnership Property with an adjusted basis to the contributing Partner which is more or less than the agreed fair market value and which is accepted by the Partnership at the time of its contribution, the taxable income, gain, loss, deductions and credits with respect to such contributed property for tax purposes only (but not for purposes of calculating the Partners' respective Capital Accounts) shall be shared among the Partners so as to take account of the variation between the basis of the Property to the Partnership and its agreed fair market value at the time of contribution, pursuant to Section 704(c) of the Code.

      7.7 Receipt of Life Insurance Proceeds. From time to time, the Partnership may own insurance on the life of a Partner. Any proceeds from these life insurance policies received at the death of an insured Partner, or by reason of an accelerated death benefit if permitted in the policy, shall be treated as Partnership Property. The proceeds of such policy shall increase the Capital Account of each Partner in proportion to each Partner's aggregate Interest in the Partnership immediately preceding receipt of the proceeds.

                                    ARTICLE 8
                   ALLOCATION OF PROFITS, LOSSES AND TAX ITEMS

      The profits, losses and distributive shares of tax items shall be allocated to the Partners pro rata based upon their respective Percentage Interests in the Partnership during the period over which such profits, losses and tax items were accrued. The parties are aware of the income tax consequences of the allocations under this Article 8, and shall be bound by these provisions in reporting their share for income tax purposes.

                                    ARTICLE 9
                            DISTRIBUTIONS TO PARTNERS

      9.1 Distributions of Cash. Except as otherwise provided in Articles 18, 19 and 20 hereof, distributions of cash shall be made by the Partnership to the Partners in proportion to their respective Percentage Interests in the Partnership at such times and in such amounts as may be determined from time to time by the General Partners; provided, however, the General Partner is authorized to make disproportionate distributions to the Limited Partners, any other provision in this Agreement notwithstanding. The General Partner may elect to retain cash to further the business of or create a reserve fund for the Partnership for any reason.

       9.2 Distributions in Kind. Distributions in kind of the Partnership Property, in liquidation or otherwise, shall be made only with the consent of the General Partner and only at a value established by the Partners. Prior to any such distribution in kind, the difference between such established value and the book value of the property to be distributed shall be credited or charged, as is appropriate, to the Partners' Capital Accounts in proportion to their Percentage Interests in the Partnership. Upon the distribution of such


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Property, such agreed upon value shall be charged to the Capital Accounts of the
Partners receiving such distribution.

      9.3 No Entitlement to Distributions. Notwithstanding any other provision of this Agreement, no Limited Partner shall be deemed, at any time or from time to time, to be entitled within the meaning of ss. 620.146, Florida Statutes, to any distribution from the Partnership.

      9.4 Interest of General Partner. The aggregate Interest of the General Partner in each material item of Partnership income, gain, loss, deduction or credit shall be equal to at least one percent (1%) of each such item during the existence of the Partnership.

      9.5 Allocation after Assignments. In the event of an assignment of a Limited Partnership Interest in accordance with Article 16, allocation of items of Partnership income, gain, loss, deduction and credit between the assignor and assignee shall be based on the number of days in a particular year during which each such Limited Partnership Interest is held according to Partnership records, or on any other basis deemed reasonable by the General Partner consistent with the provisions of Code Section 706(d) and the Treasury Regulations promulgated thereunder.

                                   ARTICLE 10
                      LIMITED LIABILITY OF LIMITED PARTNERS

      10.1 Partnership Losses and Debts. Notwithstanding the provisions hereof for the allocation of the Partnership's losses and for the distribution of cash to the Partners by the Partnership, the Limited Partners shall not be required to make any contributions to the capital of the Partnership for the payment of any such losses or for any other purposes nor shall any Limited Partner be responsible or obligated to any third parties for any debts or liabilities of the Partnership in excess of the sum of the Limited Partners unrecovered contributions to the capital of the Partnership and the Limited Partners share of any undistributed profits of the Partnership.

      10.2 Negative Capital Accounts. The Limited Partners shall not be required to pay to the Partnership or to any other Partner any deficit or negative balance which may exist from time to time in their respective Capital Accounts as a result of the provisions hereof for the allocation to the Partners of the Partnership's losses as provided in Article 8 hereof and for the distribution of cash to the Partners by the Partnership as provided in Section 9.1 hereof.

                                   ARTICLE 11
                            MANAGEMENT OF PARTNERSHIP

      11.1 Powers and Duties of the General Partners. The General Partners shall be responsible for the day-to-day management of the Partnership's business and affairs and shall devote such time and effort to the Partnership as shall reasonably be required for its welfare and success. Specifically, except as otherwise limited in this Agreement, the General Partners are authorized to manage, administer, operate, lease, sell, exchange, pledge, encumber, transfer, purchase, grant options related to, and otherwise deal with the Partnership assets on behalf of the Partnership. If at any time the General Partners deem it advisable or in the best interests of the Partnership that any Property should be held by a nominee, the General Partner may transfer such Property to a corporation, individual or other nominee for the Partnership, but notwithstanding the transfer to any such nominee, said Property shall be deemed to be the Property of the Partnership.

      All decisions of the General Partner shall be final. The General Partner may make such delegation of duties and responsibilities as it may deem advisable. The General Partner shall exercise ordinary business judgment in managing the affairs of the Partnership. The General Partner does not in any way guarantee the return of the Limited Partners' Capital Contributions or a profit from the operations of the Partnership; and further, the General Partner shall not be liable to any Limited Partner because of a loss of investment or a loss in operations, except as provided in Section 11.5.

       11.2 Limitations on Authority of General Partners. Notwithstanding the provisions of Section 11.1 above, the consent of a majority in interest of the Limited Partners shall be required to do any of the following:

            a. any act in contravention of this Agreement;

            b. any act which would make it impossible to carry on the ordinary business of the Partnership;

            c. confess a judgment against the Partnership;

            d. file or consent to filing a petition for or against the Partnership under any federal or state bankruptcy, insolvency or reorganization act;

            e. possess Partnership Property or assign rights in Partnership Property for other than a Partnership purpose;

            f. loan Partnership funds in excess of Twenty-Five Thousand Dollars ($25,000) or for a term in excess of one (1) year to any Partner;

            g. make a non-pro rata distribution or return of capital to any Partner, except as otherwise provided in this Agreement; or

            h. any act that would subject any Limited Partner to liability as a General Partner.

The General Partner may not, without the unanimous written consent of the Limited Partners, do any of the following:

                  i. directly or indirectly own or hold any beneficial interests in all or any portion of any deed of trust, mortgage, or other encumbrance or debt which shall be secured by lien on any Partnership Property;

                  ii. except as otherwise provided, admit any Substitute or Additional Limited or General Partner into the Partnership;

                  iii. amend this Agreement; or

                  iv. change or reorganize the Partnership into any other legal form.

       11.3 Compensation for Services. The Partnership may pay to the General Partners compensation for any services that the General Partners render to the Partnership in an amount commensurate with the value of the services rendered as determined by the General Partners, provided that such compensation shall be at reasonable and competitive rates for comparable services available in the localities where the Partnership owns Property.

       11.4 Limited Partners. The Limited Partners shall not participate in the general conduct or control of the Partnership's affairs and shall have no right or authority to act for or to bind the Partnership. The Limited Partners hereby consent to the exercise by the General Partners of the powers conferred by this Agreement and to the employment, when and if the same is deemed necessary or advisable, of such brokers, agents, accountants, attorneys and such other advisors as the General Partners may determine to be appropriate for the management of the Partnership business. When a Limited Partner has rightfully received the return in whole or in part of the Limited Partner's Capital Contribution, such Partner nevertheless is liable to the Partnership for any sum, not in excess of such return with interest, necessary to discharge Partnership liabilities to all creditors who extended credit or whose claims arose before such return as provided in ss. 620.148, Florida Statutes.

       11.5 Liability of the General Partners. So long as the General Partners shall act in good faith with respect to the conduct of the business and affairs of the Partnership, no General Partner shall be liable or accountable to the Partnership or to any of the Partners, in damages or otherwise, for any error of judgment, for any mistake of fact or of law, or for any other act or thing which the General Partner may do or refrain from doing in connection with the business and affairs of the Partnership except for willful misconduct or gross negligence or breach of fiduciary duty, and further except for breaches of contractual obligations or agreements between the General Partners and the Partnership. This provision is intended to supplant any provisions of the Act, in regard to the General Partners' liability to the Partnership and other Partners.

       11.6 Indemnity. The Partnership (but not the Limited Partners) shall indemnify, defend, save and hold the General Partners wholly harmless from and against any loss, expense or damage suffered by the General Partners by reason of anything the General Partners may do or refrain from doing hereafter for and on behalf of the Partnership and in furtherance of the General Partners' Interests; provided, however, that the Partnership shall not be required to indemnify any General Partners for any loss, expense or damage which the General Partners might suffer as a result of the General Partners' willful misconduct or gross negligence or breach of fiduciary duty.

       11.7 Independent Investments. Any Partner may engage independently or with others in other business ventures of every nature and description, whether or not in competition with Partnership Properties, including, without limitation, the ownership, operation, management, syndication and development of real estate and neither the Partnership nor any other Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom.

       11.8 Action by Partners. The Partners may take any action deemed necessary or desirable or determined to be in the best interest of the Partnership by a majority in interest vote of the Partners except for such action which is reserved under this Agreement to the General Partners for determination or such greater percentage otherwise provided in this Agreement.

      11.9 Action by Partners Without a Meeting. With respect to any matter requiring or contemplating any action or approval by the Partners pursuant to this Agreement or pursuant to law, such action or approval will be deemed to have been accomplished without a meeting if consents in writing setting forth the action to be taken are signed by the Partners existing as of the record date determined in the sole discretion of the General Partner and representing the requisite percentage of Interests for such approval, and such written consents are delivered to the General Partner.

      11.10 Participation at Meetings by Means of Communications Equipment. Any one (1) or more of the Partners may participate in any meeting of the Partners by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation by such means shall be deemed to constitute presence in person at such meeting.

                                   ARTICLE 12
                                POWER OF ATTORNEY

      12.1 Grant of Power. Each of the Limited Partners does hereby irrevocably constitute and appoint the General Partners as the Limited Partner's true and lawful attorney, in the Limited Partner's name, place and stead, to make, execute, consent to, swear to, acknowledge, record and file:

            a. a Certificate, or an amendment thereto, under the Act and under the applicable laws of any other jurisdiction in which the General Partners deem such filing to be necessary or desirable;

            b. any certificate or other instrument which may be required to be filed by the Partnership or the Partners under the Act, FRUPA or under the applicable laws of any other jurisdiction, to the extent the General Partners deem any such filing to be necessary or desirable;

            c. any and all amendments or modifications to the Certificate or to any other instrument described above, provided that an amendment shall be filed within thirty (30) days of the occurrence of any of the events required by the Act;

            d. all certificates and other instruments which may be required to effectuate the dissolution and termination of the Partnership pursuant to the provisions of this Agreement;

            e. any and all consents or other instruments deemed to be necessary or desirable by the General Partners for the admission of a Substitute or Additional Limited or General Partners pursuant to this Agreement; and

            f. all other instruments, including, without limitation, all instruments related to the acquisition, holding, selling, leasing and financing of Partnership Property as the General Partners may deem necessary or desirable to carry out the provisions of this Agreement in accordance with its terms.

      12.2 Survival of Power of Attorney; Assignees. It is expressly intended by each of the Limited Partners that the foregoing Power of Attorney is a special Power of Attorney coupled with an interest. As such, it is irrevocable and shall survive the disability, incompetence, insolvency, bankruptcy, dissolution, liquidation or any other termination of the business of the Limited Partners, whether voluntarily or involuntarily. The foregoing Power of Attorney shall survive the delivery of assignment by and of the Limited Partners of the whole or any portion of their Partnership Interest and when the assignee has executed the written agreement required of an assignee, said assignee shall be deemed to have executed a Power of Attorney coupled with an interest and the foregoing Power of Attorney of the assignor Limited Partner shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge and file any and all instruments necessary to effectuate such substitution. It is understood that the General Partner may require that the assignee execute a separate similar Power of Attorney as a condition of their admission as a Substituted Limited Partner.

      12.3 Generally. One of the ways that the aforementioned power of attorney may be exercised is by listing the names of the Limited Partners and having the signature of the attorney-in-fact appear, with the notation that the signatory is signing as attorney-in-fact of the listed Limited Partners. The General Partners shall not be under any obligation under the Act to deliver or mail copies of the Certificate or any amendments to the Limited Partners.

                                   ARTICLE 13
                                     BANKING

      The funds of the Partnership shall be kept in one or more separate bank accounts in the name of the Partnership in such banks or other federally insured depositories as may be designated or shall otherwise be invested in the name of the Partnership in such manner and upon such terms and conditions as may be designated by the General Partners. All withdrawals from any such bank accounts or investments established by the Partnership hereunder shall be made on such signature or signatures as may be authorized from time to time by the General Partners. Any account opened by the General Partners for the Partnership shall not be commingled with other funds of the General Partners or interested persons.

                                   ARTICLE 14
                                   ACCOUNTING

      14.1 Fiscal Year The fiscal year of the Partnership shall end on the last day of the calendar year.

      14.2 Method of Accounting. The Partnership's books of account shall be maintained, and its income, gains, losses and deductions shall be determined and accounted for in accordance with such method of accounting as may be adopted for the Partnership for federal income tax purposes, and for purposes of this Agreement, the Partnership shall account for each and every item of its income, gain, loss and deduction in the same manner as it accounts for each such item for income tax purposes.

      14.3 Financial and Operating Statements and Tax Returns. Unless otherwise agreed to by all the Partners, within sixty (60) days from the close of each fiscal year of the Partnership, the General Partners shall deliver to each of the Partners unaudited financial statements which shall include a balance sheet and related profit and loss statement and changes in financial condition prepared on a federal income tax basis. In addition, within seventy-five (75) days from the close of each fiscal year of the Partnership, the General Partners shall deliver to each Partner a statement setting forth such Partner's allocable share of all tax items of the Partnership for such year, and all such other information as may be required to enable each Partner to prepare a Partner's federal, state and local income tax returns in accordance with all then applicable laws, rules and regulations. The General Partners also shall cause to be prepared and filed all federal, state and local income tax returns required of the Partnership for each fiscal year.

      14.4 Location of and Access to Partnership Records. The following records of the Partnership shall be kept at its specified office where they shall be subject to inspection and copying at the reasonable request and at the expense of any Partner during ordinary business hours:

            a. a current list of the full name and last known business address of each Partner, separately identifying the General Partners and the Limited Partners (in alphabetical order);

            b. a copy of the Certificate of Limited Partnership and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed;

            c. copies of the Partnership's federal, state and local income tax returns and reports, if any, for the three (3) most recent years; and

            d. copies of this Agreement, as amended, and of any financial statements of the Partnership for the three (3) most recent years.

      14.5 Tax Elections. The General Partners may cause the Partnership to make any and all elections applicable to a partnership for federal and state income tax purposes as they in their discretion shall deem to be in the best interests of the Partners and the Partnership. Such elections include, but are not limited to, an election under Section 754 of the Code with respect to distributions of Partnership property described in Section 734 of the Code and with respect to transfers of Partnership Interests described in Section 743 of the Code.

      14.6 Tax Matters Partner. The General Partner is designated the Partnership's Tax Matters Partner, pursuant to Code Section 6231(a)(7), for purposes of filing federal partnership tax returns, partnership audits, and administrative and judicial proceedings involving tax matters of the Partnership.

                                   ARTICLE 15
                    ADMISSION OF ADDITIONAL LIMITED PARTNERS

      15.1 Admission by Consent of Partners. No person, firm, corporation, trust or other entity shall be admitted to the Partnership as an Additional Limited Partner without the unanimous consent of the Partners.

      15.2 Capital Contributions and Fair Market Value. The Partners shall determine the initial capital contribution to be made by an Additional Limited Partner and the fair market value of such contribution. The fair market value of any Property other than cash or widely-traded securities to be contributed by an Additional Limited Partner as the Additional Limited Partner's initial capital contribution shall be (a) agreed upon by the Additional Limited Partner and a majority in interest of the Partners before contribution, or (b) determined by a disinterested appraiser selected by the General Partners

      15.3 Limitations. Notwithstanding Section 15.1 hereof, no Additional Limited Partner shall be admitted until such prospective Limited Partner:

            a. provides evidence satisfactory to the General Partners that such an admission will not (i) violate any applicable securities laws, or (ii) cause a termination of the Partnership under Section 708(b) or any other provision of the Code;

            b. pays all reasonable expenses connected with such admission; and

            c. agrees to be bound by all of the terms and provisions of this Agreement by becoming a signatory hereto.

      15.4 Admissions in Violation of this Article. Any admission of an Additional Limited Partner in violation of this Article 15 shall be null and void and of no force and effect whatsoever.

                                   ARTICLE 16
                 TRANSFER OF PARTNERSHIP INTERESTS AND ADMISSION
                         OF SUBSTITUTE LIMITED PARTNERS

      16.1 Transfer of Partnership Interest. No Partner shall sell, assign, transfer, mortgage, pledge, encumber, hypothecate or otherwise dispose of all or any part of a Partner's Interest to any Person without first offering in writing to sell such Interest to the Partnership. The Partnership shall have the right to accept the offer at any time during the thirty (30) days following the date on which the written offer is delivered to the Partnership. If the Partnership shall fail to accept the offer within the thirty (30) day period, such Interest may during the following sixty (60) days be disposed of free of the restrictions imposed by this Agreement; provided, however, that the purchase price for such Interest shall not be less and the terms of purchase for such Interest shall not be more favorable than the purchase price and the terms of purchase that would have been applicable to the Partnership had the Partnership purchased the Interest; provided further that any Interest not so disposed of within the sixty
(60) day period shall thereafter remain subject to the terms of this Agreement.

      16.2 Transfers of Partnership Interests to Certain Transferees. Notwithstanding Section 16.1 hereof, any or all of a Limited Partner's Interest in the Partnership may be transferred to a transferee without an offer being made to the Partnership if:

            a. such transferee is the Spouse or a Related Party to the Limited Partner or a tax-exempt organization; and

            b. such transfer (i) occurs as a result of the occurrence of a Disabling Event with respect to such Limited Partner, or (ii) is by way of gift.

      16.3 Transfers from Custodianships. Notwithstanding Section 16.1 hereof, any Interest as a Limited Partner which is held by a custodian for a minor under the laws of the State of Florida or any other state shall be fully transferable and assignable to the minor, without an offer being made to the Partnership, when the minor reaches the age of termination of such custodianship under the applicable statute.

      16.4 Transfer of Interest by General Partners. Subject to the provisions of Article 17, upon the transfer by a General Partner of all or any portion of a General Partner's

Interest in the Partnership, such transferred Interest shall be converted into the Interest of a Limited Partner in the same manner that a Defaulting or Disabled General Partners' Interest is so converted pursuant to Section 19.1(a).

      16.5 Admission of Substitute Limited Partners. Notwithstanding Sections 16.1, 16.2, 16.3 and 16.4 hereof, a transferee shall be admitted as a Substitute Limited Partner only if:

            a. the transferring Partner (or the transferring Partner's personal representative) and the transferee:

                  i. execute, acknowledge and deliver to the General Partners such instruments of transfer and assignment as are in form and substance satisfactory to the General Partners; and

                  ii. furnish to the General Partners such assurances as the General Partners may request, including, without limitation, an opinion of counsel to the Partnership or counsel otherwise satisfactory to the General Partners, that the transferring Limited Partner's interest in the Partnership has been registered for sale under the Securities Act of 1933, as amended, and under all applicable state securities laws or that such registration under the said Securities Act of 1933 and under all applicable state securities laws is not required and the transfer shall not cause a termination of the Partnership under Section 708(b) or any other provision of the Code; and

            b. the transferee:

                  i. pays all reasonable expenses connected with such substitution; and

                  ii. agrees to be bound by the terms and provisions of this Agreement by becoming a signatory hereto; and

            c. all of the non-transferring Partners agree to the admission of the transferee as a Substitute Limited Partner.

      16.6 Rights of a Transferee. If a transferee of a Partnership Interest is not admitted as a Substitute Limited Partner because of the failure to satisfy the requirements of Section 16.5 hereof, such transferee shall nevertheless be entitled to receive such distributions from the Partnership as the transferring Partner would have been entitled to receive under Sections 9 and 20.2 of this Agreement with respect to such Interest had the transferring Partner retained such Interest. A transferee who does not become a Substitute Limited Partner as provided herein has no right to: (a) require any information or accounting for Partnership transactions; (b) inspect the Partnership books; (c) seek judicial dissolution; or (d) exercise any voting or consensual rights, all of which shall be recognized by the Partnership as rights solely of the assignor.

      16.7 Designation of Successor in Interest. Subject to the provisions of this Article 16, a transfer pursuant to a designation of successor in interest shall become effective immediately upon the death of the designating Limited Partner.

      16.8 Effect of Transfers and Admissions in Violation of this Article. Any transfer of a Partnership Interest or admission of a Substitute Limited Partner in violation of this

Article 16 shall cause both the transfer and the admission to be null and void and of no force and effect whatsoever.

                                   ARTICLE 17
                    TRANSFER OF GENERAL PARTNERSHIP INTEREST
                   AND ADMISSION OF SUBSTITUTE GENERAL PARTNER

      17.1 Transfer of a General Partner's Interest. Notwithstanding Section
16.4 hereof, if a General Partner transfers a General Partner's entire Interest in the Partnership and such transfer is not the result of the occurrence of a Disabling Event with respect to the General Partner, or if such transfer is a transfer by will to the Spouse or in trust for the benefit of the Spouse of the General Partner, such Interest shall remain a General Partnership Interest in the control of the transferee. Notwithstanding the foregoing, each General Partner may encumber or pledge up to ninety percent (90%) of a General Partner's Interest in order to secure loans from commercial financial institutions.

      17.2 Admission of a General Partner. Subject to the requirement of unanimous consent but otherwise notwithstanding Section 17.1 hereof, a transferee shall be admitted as a Substitute General Partner only if:

             a. the General Partner (or the General Partner's personal representative) and the General Partner's transferee:

                  i. execute, acknowledge and deliver to the Partnership such instruments of transfer and assignment as are in form and substance satisfactory to the Partnership; and

                  ii. furnish to the Partnership such assurances as the Partnership may request, including, without limitation, an opinion of counsel to the Partnership, that the transferring General Partner's Interest in the Partnership has been registered for sale under the Securities Act of 1933, as amended, and under all applicable state securities laws or that such registration under the said Securities Act of 1933 and under all applicable state securities laws is not required and the transfer shall not cause a termination of the Partnership under Section 708(b) or any other provision of the Code; and

            b. the transferee:

                  i. pays all reasonable expenses connected with such substitution; and

                  ii. agrees to be bound by the terms and provisions of this Agreement by becoming a signatory hereto.

      17.3 Effect of Transfers and Admissions in Violation of this Article. A transfer of a General Partnership Interest or admission of a Substitute General Partner in violation of this Article 17 shall be null and void and of no force and effect whatsoever.

                                   ARTICLE 18
                                   WITHDRAWALS

      Any Partner may elect to withdraw from the Partnership and to sell a Partner's entire Interest in the Partnership to the Partnership at any time by serving written notice of such election upon the Partnership. Such notice shall set forth the date upon which such withdrawal shall become effective (the "Effective Date"), which shall be not less than sixty (60) days and not more than ninety (90) days from the date of such notice. The purchase price for a Withdrawing Partner's Interest in the Partnership shall be One Dollar ($1.00).

                                   ARTICLE 19
              CONVERSION OR PURCHASE OF CERTAIN PARTNER'S INTERESTS

      19.1 Conversion of General Partner's Interest.

            a. Subject to the provisions of Section 19.2, upon the occurrence of a Defaulting Event or a Disabling Event with respect to a General Partner (the "Defaulting General Partner" or the "Disabled General Partner"), the Defaulting General Partner or Disabled General Partner's Interest in the Partnership as a General Partner shall be converted into the Interest of a Limited Partner effective as of the date of the happening of the Defaulting Event or Disabling Event, and the Defaulting General Partner or Disabled General Partner, or the General Partner's transferee or personal representative, as the case may be, shall cease to be a General Partner of the Partnership and shall become solely a Limited Partner of the Partnership as of such date, without any rights or obligations to participate in the management of the Partnership but with the same Percentage Interest in the Partnership, the same rights in and to all distributions made by the Partnership, in liquidation or otherwise, and the same share of the Partnership's profit, loss and specially allocated items for both financial accounting and income tax purposes as the Defaulting General Partner or Disabled General Partner had with respect to the General Partner's Interest in the Partnership as a General Partner; provided, however, that a General Partner may make a testamentary transfer of all of the General Partner's General Partnership Interest to the General Partner's Spouse or in trust for the benefit of a General Partner's Spouse, and such Interest shall remain a General Partnership Interest and such Spouse or trust, as the case may be. shall have all of the rights, duties, powers and obligations of a General Partner as set forth herein and the Partnership shall continue.

            b. In the event the Defaulting General Partner or Disabled General Partner's Interest in the Partnership as a General Partner of the Partnership is required to be converted hereunder into the Interest of a Limited Partner of the Partnership, the Defaulting General Partner or Disabled General Partner, or the General Partner's transferee or personal representative, as the case may be, shall promptly, upon demand of the Partnership, execute and deliver to the Partnership all documents that may be necessary or appropriate, in the opinion of counsel for the Partnership, to effect such conversion and, if necessary, to reflect the admission of the Defaulting General Partner or Disabled General Partner's transferee or personal representative to the Partnership as a Limited Partner and the agreement of such transferee to be bound by all of the terms and conditions of this Agreement.

      19.2  Purchase of Defaulting Partner's Interest.

            a. Upon the occurrence of a Defaulting Event with respect to a Partner (the "Defaulting Partner"), the Partnership shall have the right, exercisable by giving written notice to the Defaulting Partner within sixty (60) days after the date of the Defaulting Event (for purposes of this Section 19.2, the date such notice is given by the Partnership is hereinafter referred to as the "Notice Date") to purchase the Defaulting Partner's Interest in the Partnership for the fair market value of such Interest. The fair market value of the Interest of the Defaulting Partner shall be the amount that the Defaulting Partner would receive in exchange for the Defaulting Partner's entire Interest in the Partnership if the Partnership sold all of its assets, subject to their liabilities, at their fair market values as of the Notice Date and distributed the net proceeds from such sale in complete liquidation of the Partnership.

            b. The fair market value of the Interest shall be determined as expeditiously as possible by a disinterested appraiser mutually selected by the Defaulting Partner and the Partnership (the Partnership's selection being made by the remaining Partners exclusive of the Defaulting Partner's Interest). If the Defaulting Partner and the Partnership are unable to agree upon a disinterested appraiser, then the Defaulting Partner and the Partnership shall each select a disinterested appraiser and if the disinterested appraisers selected are unable to agree as to the fair market value of the Interest, then the two (2) disinterested appraisers shall select a third (3rd) disinterested appraiser who shall determine the fair market value. The determination of the fair market value of the Interest by the appraiser or appraisers shall be conclusive and binding on all parties. All costs of an appraiser mutually selected by the Defaulting Partner and the Partnership or by the two (2) disinterested appraisers shall be shared equally by the Defaulting Partner and the Partnership. All costs of an individually selected appraiser shall be borne by the party selecting such appraiser. The appraisers shall consider lack of marketability and minority interest discounts in determining fair market value of a Partnership Interest.

            c. Not later than thirty (30) days after the date on which the appraisal described above is complete (the "Appraisal Date"), the Partnership shall make a distribution of Property (which may be cash or, after compliance with Section 9.2 hereof, other assets of the Partnership or Interests therein) to the Defaulting Partner with a value equal in amount to the fair market value for the Defaulting Partner's Interest; provided, however, that at the election of the Partnership such distribution to the Defaulting Partner may be made in five (5) equal annual installments, the first of which shall be made on the thirtieth (30th) day after the Appraisal Date and one of which shall be made on the same date in each of the four (4) years thereafter; provided, further, however, that notwithstanding an election by the Partnership to make the distribution to the Defaulting Partner in five (5) equal annual installments, the Partnership may accelerate without penalty all of such installments at any time or any part of such installment at any time. In the event the Partnership elects to make distributions to the Defaulting Partner in five (5) equal annual installments as provided herein, the Partnership, in addition to such annual installments, shall pay the Defaulting Partner additional amounts computed as if the Defaulting Partner is entitled to interest on the undistributed amount of the total distribution to which the Defaulting Partner is entitled hereunder at an annual rate equal to the annual Federal mid-term rate in effect under Section 1274(d) of the Code, as determined on the thirtieth (30th) day after the Appraisal Date, which additional amounts, computed like interest, shall be due and payable on the same dates as the annual installments of the distribution payable to the Defaulting Partner hereunder. Any unpaid capital contributions of the Defaulting Partner and any damages occurring to the Partnership as a result of the Defaulting Event shall be taken into account in determining the net amount due the Defaulting Partner at the closing, and any excess of such unpaid capital contributions or damages over the amount due at closing shall be netted against subsequent installment payments as they become due.

      19.3 Succession of Personal Representative. Upon the occurrence of a Disabling Event with respect to a Partner, and in the event a personal representative is appointed for a Disabled Partner and such Partner has not effectively designated a successor in interest other than his personal representative, such personal representative shall succeed to the

Disabled Partner's entire Interest in the Partnership, notwithstanding Section
16.1 hereof but subject to Sections 16.5, 19.1 and 19.2 hereof.

       19.4 Option to Purchase Disabled Limited Partner's Interest. Notwithstanding the provisions of Sections 16.2 and 19.3 hereof, upon the occurrence of a Disabling Event with respect to a Limited Partner, the General Partners may elect to cause the Partnership to purchase the Interest of the Disabled Limited Partner in the Partnership in the same manner and on the same terms as if the Disabled Limited Partner had been a Defaulting Limited Partner and the Partnership had elected to purchase the Defaulting Limited Partner's Interest pursuant to Section 19.2 hereof. Such election shall be made by serving written notice of such election at any time within four (4) years of the Disabling Event to:

            a. the beneficiary or heir in the case of a Disabled Limited Partner who has died and whose Partnership Interest has passed by will or intestate succession to a person other than the personal representative of the Disabled Limited Partner;

            b. to the personal representative of the Disabled Limited Partner in the case of a Disabled Limited Partner who has died and who has not effectively designated a successor in interest other than his personal representative;

            c. to the Committee in the case of a Disabled Limited Partner who is determined to be legally incompetent; or

            d. to the partner, director, trustee or other party responsible for winding-up the affairs in the case of a Disabled Limited Partner who is a partnership, corporation, trust or other entity that has dissolved or terminated.

      19.5 Withdrawal Event. Upon written consent of all Partners, other than the General Partner which would cease to be a Partner in the Partnership in the absence of this paragraph, the Partnership may waive any event of withdrawal of the General Partner as provided under ss. 620.124, Florida Statutes. If there is an event of withdrawal of a General Partner and there is at least one (1) General Partner that is not withdrawing, then the Partnership shall not be dissolved and the remaining General Partners shall continue the business of the Partnership without the withdrawing General Partner. If there is an event of withdrawal of the General Partner and there is no remaining General Partner after such withdrawal, then the Partners who have not withdrawn may, within ninety (90) days of such withdrawal, appoint a successor General Partner and elect to continue the business of the Partnership. In such case, the Partnership shall not be dissolved.

                                   ARTICLE 20
             DISSOLUTION, LIQUIDATION AND TERMINATION OF PARTNERSHIP

      20.1 Dissolving Events. The Partnership shall be dissolved, liquidated and terminated upon the happening of any of the following events:

            a. the election of the General Partners or a majority in interest of the Partners to terminate the Partnership;

            b. on December 31, 2035; or

            c. the occurrence of an event of withdrawal by a General Partner pursuant to ss. 620.124, Florida Statutes, unless there is at least one (1) remaining General


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

Partner, in which case the business of the Partnership shall be carried on by the remaining General Partner or, if there are no remaining General Partners, unless all Partners agree in writing to continue the Partnership and to the appointment of one or more General Partners, within ninety (90) days of such withdrawal.

      20.2 Method of Liquidation. Upon the happening of any of the events specified in Section 20.1 above that require the Partnership to be dissolved, liquidated and terminated (unless the Partnership is continued as provided in Section 19.5), all of the Partnership's assets shall be liquidated and the Partnership shall be dissolved. In the course of such liquidation and dissolution, any of the Partnership's assets may be sold, and notwithstanding the provisions of the Act, any and all proceeds derived from such sale, together with all Partnership assets which are not sold, shall be applied and distributed in the following manner and in the following order of priority:

            a. to the payment of the debts and liabilities of the Partnership, including any debts or liabilities, other than Capital Accounts, owed to the Limited Partners (but not including any debts or liabilities owed to the General Partners), and to the expenses of liquidation in the order of priority as provided by law; then to

            b. the establishment of any reserves that the General Partners deem necessary for any contingent or unforeseen liabilities or obligations of the Partnership; provided, however, that any such reserves established by the General Partners shall be paid over to a bank or other designated agent to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Partners deem advisable, of distributing the balance of such reserves in the manner hereinafter provided in this Article; then to

            c. the payment of any debts or liabilities, other than Capital Accounts, of the Partnership to the General Partners; then to

            d. the payment to each Partner of a Partner's Capital Account; and then to

            e. the Partners, in proportion to their respective Percentage Interests in the Partnership.

      20.3 Reasonable Time for Liquidation. A reasonable time, but in any event no longer than one hundred twenty (120) days after the happening of the event specified in Section 20.1 that required the Partnership to be liquidated, shall be allowed for the orderly liquidation of the Partnership's assets pursuant to
Section 20.2 above in order to minimize the losses normally attendant upon such a liquidation.

      20.4 Date of Dissolution. The Partnership shall terminate and dissolve when all of its assets have been applied and distributed in accordance with the provisions of Section 20.2 above. The establishment of any reserves in accordance with the provisions of Section 20.2 above shall not have the effect of extending the term of the Partnership, but any such reserves shall be distributed in the manner provided in such Article upon expiration of the period of such reserve.

      20.5 Cancellation of Certificate. Upon dissolution and winding-up of the Partnership's business, the certificate of Limited Partnership shall be cancelled.

                                   ARTICLE 21
                       AMENDMENT OF PARTNERSHIP AGREEMENT

      21.1 Amendments Requiring Consent. This Agreement may be amended by the General Partner in any way deemed necessary or desirable by all of the Partners to satisfy any requirements, conditions, guidelines or election pursuant to or in connection with any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service or any other federal, state or local agency, or in connection with any federal, state or local statute or ordinance, compliance with which the General Partner deems to be in the best interests of the Partnership. This Agreement, however, shall not be amended without the consent of the Partners owning in the aggregate at least one hundred percent (100%) of the Interests outstanding on a given date, if the effect of such amendment would be to (a) change the purpose provisions set forth in Section 1.2; (b) increase the liability of the Partners; (c) change the contributions required of Partners; (d) change the rights and interests in distributions, profits and losses of the Partnership; (e) change the rights of Partners upon liquidation; (f) amend allocations under Article 8; (g) amend
Article 16; or (h) amend this Article 21.

      21.2 Amendments Not Requiring Consent. The General Partner may, without prior consent from any other Partner, amend any provision of this Agreement, from time to time, to: (a) add to the Agreement any further covenants, restrictions, deletions or provisions for the protection of the Partners; (b) cure an ambiguity or to correct or supplement any provisions contained herein; or (c) make such other provision in regard to matters or questions arising under this Agreement, that will not adversely affect the Interests of the Partners.

      21.3 Prohibited Amendments. No amendment to this Agreement shall be effective if, in the opinion of counsel to the Partnership, such amendment could result in the Partnership's not being taxed as a partnership, or the Partnership being terminated for tax purposes.

                                   ARTICLE 22
                               GENERAL PROVISIONS

      22.1 Entire Agreement. This Agreement represents the entire and complete agreement of the Partners with respect to the subject matter hereof, and supersedes all prior understandings and agreements, both written and oral, as to the subject matter hereof by and among any of the Partners hereto.

      22.2 Waiver of Right of Partition. Each of the Partners does hereby waive any right such Partner may otherwise have to cause any asset of the Partnership to be partitioned among the Partners or to file any complaint or to institute any proceeding at law or in equity seeking to have any such assets partitioned.

      22.3 Notices. Except as otherwise specifically provided herein, whenever any notice or other communication is required or permitted to be given hereunder, such notice or other communication shall be in writing and shall be (as elected by the party giving such notice) (a) delivered in person, or (b) sent by U.S. registered or certified mail, return receipt requested, postage prepaid to the Person to whom such notice is intended to be given at such address as such person may have previously furnished in writing to the Partnership or to such Person's last known address. Any notice or other communication delivered in person shall be deemed effectively given when delivered, and any such notice or other communication mailed as hereinabove provided shall be deemed effectively given on the date of receipt.

      22.4 Attorneys' Fees. In the event any Partner brings an action to enforce any provisions of this Agreement against the Partnership or any other Partners, whether such action is at law, in equity or otherwise, the prevailing party shall be entitled, in addition to any other rights or remedies available to it, to collect from the non-prevailing party or parties the reasonable costs and expenses incurred in the investigation preceding such action and the prosecution of such action, including but not limited to reasonable attorneys' fees and court costs.

      22.5 Modifications. No change or modification of this Agreement shall be valid or binding upon a Partner, nor shall any term or condition of this Agreement be considered waived by a Partner, unless such change, modification or waiver is in writing and is signed by such Partner.

      22.6 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Partners, their legal representatives, transferees, heirs, successors and assigns.

      22.7 Counterparts. This Agreement may be executed in several counterparts (including by means of telecopied signature pages), each of which shall be deemed an original but all of which shall constitute one and the same instrument.

      22.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida. In the event that any portion of this Agreement shall be contrary to the laws of the State of Florida at the present time or in the future, said provisions shall be deemed null and void, but this shall not affect the legality, of the remaining provisions of this Agreement. This Agreement shall be deemed to be modified and amended by the elimination of such provisions and this Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Agreement.

      22.9 Gender. Throughout this Agreement, wherever the context requires or permits, genders shall be deemed interchangeable, and the single number shall be deemed to include the plural, and vice versa.

      22.10 Separability of Provisions. Each provision of this Agreement shall be considered separable and (a) if for any reason any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, or (b) if for any reason any provision or provisions herein would cause the Limited Partners to be bound by the obligations of the Partnership under the laws of the State of Florida as the same may now or hereafter exist, such provision or provisions shall be deemed void and of no effect.

      22.11 Arbitration. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement, and any amendment thereof, or the breach thereof, or in connection with the information, operation or dissolution of the Partnership shall be determined and settled by arbitration in Sarasota County, Florida, in accordance with and pursuant to the Florida Arbitration Code, Chapter 682, Florida Statutes. Any award rendered therein shall be final and binding upon each and all of the Partners and judgment may be entered thereon in any court having jurisdiction thereof.

      22.12 Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative, and the exercise of one right or remedy by any party shall not preclude or operate as a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

      22.13 Successor as General Partner. In the event of a merger, consolidation or reorganization of a General Partner that is not a natural person, any successor shall be deemed to be the General Partner for all purposes and effects and shall succeed to and enjoy all rights and benefits conferred and bear all obligations and burdens imposed upon the predecessor General Partner.

      22.14 Construction. All pronouns and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the organization, person or persons, may require. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives and assigns.

      22.15 Further Assurances. Each Partner shall execute and deliver to the General Partner, within ten (10) days after receipt of the General Partner's written request, such other and further statements of Interest and holdings, designations, powers of attorney and other instruments as the General Partner deems necessary or desirable to comply with the requirements of law or administrative rule for the formation and operation of this Partnership.

      22.16 Headings. The underlined headings of the Sections and Subsections herein are for convenience of reference only and shall not affect the interpretation of this Agreement


                  {remainder of page intentionally left blank}

      IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first above written.

                                 GENERAL PARTNER:


                                 /s/ Barry Silverstein
                                 --------------------------
                                 Barry Silverstein


                                 LIMITED PARTNER:


                                 /s/ Trudy Silverstein
                                 --------------------------
                                 Trudy Silverstein